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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1998

                                             Registration No. 333-______________


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    Resource Bancshares Mortgage Group, Inc.
       ------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                   Delaware                               57-0962375
      -------------------------------              ----------------------
      (State or other jurisdiction of                (I.R.S. Employer
      incorporation or organization)                Identification No.)


          7909 Parklane Road, Columbia, South Carolina       29223
       ----------------------------------------------------------------
          (Address of principal executive offices)         (Zip code)

          Amended and Restated Resource Bancshares Mortgage Group, Inc.
                            Omnibus Stock Award Plan

       Resource Bancshares Mortgage Group, Inc. Formula Stock Option Plan
       ------------------------------------------------------------------
                           (Full titles of the plans)


                               Edward J. Sebastian
                    Resource Bancshares Mortgage Group, Inc.
                               7909 Parklane Road
                         Columbia, South Carolina 29223
       ------------------------------------------------------------------
                     (Name and address of agent for service)

  Telephone number, including area code, of agent for service: (803) 741-3000

---------------------------------------------------------------------------------------------------------------------
                                      CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
                                                  Proposed maximum          Proposed maximum          Amount of
Title of securities        Amount to be           offering price per        aggregate offering        registration
to be registered           registered(1)          share                     price                     fee
---------------------------------------------------------------------------------------------------------------------

Common stock, par
value $.01 per share       520,249 shares(2)      $17.00(3)                 $8,844,233.00              $2,609.05


(1) Together with an indeterminable number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such plans as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) The number of shares being registered represents the total number of shares that have been reserved for issuance pursuant to the Amended and Restated Resource Bancshares, Inc. Omnibus Stock Award Plan and the Resource Bancshares Mortgage Group, Inc. Formula Stock Option Plan but that have not been registered heretofore.

(3) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices of Resource Bancshares Mortgage Group, Inc. common stock as reported on The Nasdaq Stock Market on January 12, 1998.


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            INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 333-25885 are incorporated herein by reference. In addition, the following information is included herein and supersedes the contents of Registration Statement No. 333-25885:

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The registrant hereby incorporates by reference in this registration statement the following documents:

                  (a) The registrant's annual report on Form 10-K for the year ended December 31, 1996.

                  (b) The registrant's quarterly reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

                  (c) The registrant's current report on Form 8-K dated April 18, 1997, filed with the Securities and Exchange Commission on April 21, 1997.

                  (d) The description of the registrant's common stock, par value $.01 per share, set forth in the registrant's registration statement on Form 8-A dated May 18, 1993.

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The validity of the common stock of the registrant offered hereby will be passed on for the registrant by McNair Law Firm, P.A., Columbia, South Carolina. John W. Currie, a director and the secretary of the registrant, is a member of that firm. Mr. Currie and other members of that firm are stockholders of the registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


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

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Subsection (c) of Section 145 provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Other subsections of Section 145: (i) provide that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; (ii) provide that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and (iii) empower the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Paragraph (c) of Article Seventh of the registrant's Restated Certificate of Incorporation, as amended, contains a parallel provision.

         Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. Paragraph (a) of Article Seventh of the registrant's Restated Certificate of Incorporation, as amended, eliminates the personal liability of the registrant's directors for monetary damages for breach of fiduciary duty except to the extent that such elimination of liability is not permitted under Delaware corporate law.

         Paragraph (b) of Article Seventh of the registrant's Restated Certificate of Incorporation, as amended, provides for indemnification of its directors, officers, employees and other agents. The registrant also maintains liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in

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their capacity as such, including liabilities under the Securities Act of 1933, as amended.

         Section 6.04(a) of an agreement of merger (the "Merger Agreement") dated as of April 18, 1997 among the registrant, Resource Bancshares Corporation, a South Carolina corporation, and RBC Merger Sub, Inc., a South Carolina corporation, provides that for six years after the effective time of the merger (the "Effective Time"), the registrant may not amend, repeal, or otherwise modify the indemnification provisions of its Certificate of Incorporation or Bylaws in any manner that would adversely affect the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the registrant.
The Effective Time occurred on December 31, 1997.

         In addition, Section 6.04(d) of the Merger Agreement requires the registrant to indemnify each of its current and former directors and officers determined as of the Effective Time (each, an "Indemnified Party") in connection with claims arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the registrant would have been permitted under Delaware law and its charter documents as in effect on the date of the Merger Agreement to indemnify such Indemnified Parties. Section 6.04(d) also provides for the registrant to advance expenses as incurred to the fullest extent permitted under applicable law, so long as the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined pursuant to a final, nonappealable judgment by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification.

         To the extent that Section 6.04(d) of the Merger Agreement does not serve to indemnify any Indemnified Party, Section 6.04(e) of the Merger Agreement requires the registrant, for six years after the date of the Merger Agreement, to indemnify each Indemnified Party in connection with the transactions contemplated by the Merger Agreement; provided that the registrant is not required to indemnify any Indemnified Party pursuant to Section 6.04(e) if it is determined that the Indemnified Party acted in bad faith and not in a manner that the Indemnified Party believed to be in or not opposed to the best interests of the registrant.

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ITEM 8.           EXHIBITS.

   Exhibit No.
   -----------

         4.1 Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.3 of the registrant's Registration Statement No. 33-53980)

         4.2 Certificate of Amendment of Certificate of Incorporation of the registrant (filed herewith)

         4.3 Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.4 of the registrant's Registration Statement No. 33-53980)

         4.4 Form of certificate evidencing shares of the registrant's common stock, par value $.01 per share (incorporated by reference to Exhibit 4.1 of the registrant's Registration Statement No. 33-53980)

         4.5 Amended and Restated Resource Bancshares Mortgage Group, Inc. Omnibus Stock Award Plan (incorporated by reference to Exhibit
                  99.1 of the registrant's Registration Statement No. 333-29245)

         4.6 Resource Bancshares Mortgage Group, Inc. Formula Stock Option Plan (incorporated by reference to Exhibit 10.36 of the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995)

         4.7 First Amendment to Resource Bancshares Mortgage Group, Inc. Formula Stock Option Plan (incorporated by reference to
                  Exhibit 99.8 of the registrant's Registration Statement No. 333-29245)

         5 Opinion of McNair Law Firm, P.A., regarding the legality of the securities registered hereunder (filed herewith)

         23.1     Consent of Price Waterhouse LLP (filed herewith)

         23.2     Consent of McNair Law Firm, P.A. (included in Exhibit 5)

         24       Power of Attorney (included in "SIGNATURES" section hereof)

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of South Carolina, on January 14, 1998.

                                     RESOURCE BANCSHARES MORTGAGE GROUP, INC.


                                By:  /s/ Edward J. Sebastian
                                     ------------------------------
                                     Edward J. Sebastian, Chairman
                                     and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward J. Sebastian and David W. Johnson, Jr., and each of them acting individually, as his attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                      Date
---------                       -----                      ----

/s/ Edward J. Sebastian         Director, Chairman         January 14, 1998
--------------------------      and Chief Executive
Edward J. Sebastian             Officer (principal
                                executive officer)

/s/ Steven F. Herbert           Senior Executive Vice      January 14, 1998
--------------------------      President and Chief
Steven F. Herbert               Financial Officer
                                (principal financial
                                and accounting officer)

/s/ John C. Baker               Director                   January 14, 1998
--------------------------
John C. Baker


/s/ Stuart M. Cable             Director                   January 14, 1998
--------------------------
Stuart M. Cable


/s/ John W. Currie              Director and               January 14, 1998
--------------------------      Secretary
John W. Currie


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/s/ Boyd M. Guttery             Director                   January 14, 1998
--------------------------
Boyd M. Guttery


/s/ David W. Johnson, Jr.       Director and               January 14, 1998
--------------------------      Vice Chairman
David W. Johnson, Jr.


                                Director
--------------------------
Robin C. Kelton


/s/ John O. Wolcott             Director                   January 14, 1998
--------------------------
John O. Wolcott

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